Exhibit 99.1

RadioShack Appoints John W. Feray as Chief Financial Officer

FORT WORTH, Texas, January 13, 2014 --RadioShack Corporation (NYSE: RSH) today announced the appointment of specialty retail industry veteran John W. Feray as its new Executive Vice President and Chief Financial Officer effective February 6, 2014.

Mr. Feray joins RadioShack from Dollar General Corporation, the nation's largest small-box discount retailer with over 11,000 locations, where he has been Senior Vice President-Finance and Strategy since 2008 under both private equity ownership and as a public company. With responsibility for financial planning and analysis, long-term strategic planning, real estate market planning and operational improvement activities, he has been a key contributor to Dollar General’s growth. He also played an integral role in the development of the Dollar General strategies for their successful return to the public markets in 2009.

Joseph C. Magnacca, Chief Executive Officer, said, “We are extremely pleased to have a finance professional with John’s experience join us as we move forward with our turnaround plan. John worked as a key member of the finance team that was responsible for the significant financial improvement at Dollar General, and has the strong operational orientation needed to contribute to our strategic efforts. We will benefit from his leadership and insight as we look to increase our operational efficiency and re-build the business in 2014 and beyond.”

Mr. Feray said, “I look forward to working with Joe and the entire RadioShack team on the transformation of this iconic American retailer. I believe my experience at Dollar General is directly applicable to RadioShack and I am delighted to have the opportunity to help the Company accomplish the turnaround plan that is underway.”

Prior to joining Dollar General, Feray served as Senior Vice President and Chief Financial Officer of First American Payment Systems. Before that he spent several years as Senior Vice President and Chief Financial Officer of Haggar Corporation, the menswear manufacturer and retailer. During his tenure, he oversaw Haggar’s transition from a public to a privately owned enterprise. He has an extensive background in financial management which began at Arthur Andersen where he served as an audit manager. Feray is a graduate of Sam Houston State University and a Certified Public Accountant.

Mr. Feray is the latest addition to the Company’s new leadership team, which over the last year, has included a new Chief Marketing Officer and Chief Merchandising Officer as well as Senior Vice Presidents of Store Concepts, Franchise, Global Sourcing, and Inventory Planning and Allocation.

RadioShack’s Interim CFO Holly Etlin will continue to work with the Company as a member of the AlixPartners team advising the company on its operational turnaround.

ABOUT RADIOSHACK CORPORATION

RadioShack (NYSE: RSH) is a leading national retailer of innovative mobile technology products and services, as well as products related to personal and home technology and power supply needs. RadioShack® offers consumers a targeted assortment of wireless phones and other electronic products and services from leading national brands, exclusive private brands and major wireless carriers, all within a comfortable and convenient shopping environment. RadioShack employs approximately 30,000 knowledgeable and helpful sales experts globally.  RadioShack’s retail network includes approximately 4,300 Company-operated stores in the United States, over 270 Company-operated stores in Mexico, and approximately 1,000 dealer and other outlets worldwide. For more information on RadioShack Corporation, please visit www.radioshackcorporation.com; to purchase items online, please visit www.radioshack.com. RadioShack® is a registered trademark licensed by RadioShack Corporation.

Analyst and Investor Contact:	News Media Contact:
Bruce Bishop	Media Relations
(817)415-3400	(817)415-3300
Bruce.Bishop@RadioShack.com	Media.Relations@RadioShack.com